SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                 FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  June 30, 1995



                        OUTLET BROADCASTING, INC.

          (Exact name of registrant as specified in its charter)


   Rhode Island             33-9443              05-0194550
  (State or other         (Commission         (I.R.S. Employer
   jurisdiction           File Number)        Identification No.)
  of incorporation)


23 Kenney Drive, Cranston, Rhode Island         02920
(Address of principal executives offices)     (Zip Code)



                             (401) 455-9200
          (Registrant's telephone number, including area code)

OUTLET BROADCASTING, INC.                        FORM 8-K
July 11, 1995



Item 1.  Changes in Control of Registrant
- ------------------------------------------

     (b) On June 30, 1995, Outlet Communications, Inc. ("Outlet"), the parent company of Outlet Broadcasting, Inc., entered into a Merger Agreement (the "Agreement") with Renaissance Communications Corp. ("Renaissance") and Renaissance Communications Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of Renaissance. The Agreement provides that, at the "Effective Time" (as defined in the Agreement), Acquisition Corp. shall be merged with and into Outlet. Acquisition Corp. will then cease to exist and Outlet will continue as the surviving corporation. By virtue of such merger, each share of Outlet Class A Common Stock ("Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive $42.25 in cash. Renaissance has agreed to provide funds for payment to holders of Outlet Common Stock an amount equal to the per share price multiplied by the number of shares of Common Stock outstanding.

     The Agreement also provides for cancellation of each outstanding Outlet stock option or restricted share award (both referred to herein as "Option" or "Options") immediately after the Effective Time, upon Outlet making payment at the rate of $42.25 per outstanding Option, less the applicable per share exercise price, to each Option holder. Based on the total number of shares of Common Stock and Options outstanding, aggregate funds required for payment to the respective holders will be approximately $288,000,000.

     This transaction is subject to Federal Communications Commission approval and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is anticipated that this merger will be consummated on or before December 31, 1995.


Item 7.  Exhibits
- ------------------

     (2) Merger Agreement dated as of June 30, 1995, among Renaissance Communications Corp., Renaissance Communications Acquisition Corp., and Outlet Communications, Inc.

                                SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   OUTLET BROADCASTING, INC.
                                   --------------------------
                                          (Registrant)

Date:   July 11, 1995              By: /s/ Felix W. Oziemblewski
      ---------------------            --------------------------
                                       Felix W. Oziemblewski
                                       Vice President-
                                       Chief Financial Officer